ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Certificate of Change Pursuant to NRS 78.209

Filed in the office of	Document Number 20140711968-79
Ross Miller Secretary of State State of Nevada	Filing Date and Time 10/10/2014 3:54 PM
	Entity Number E0467252006-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

Hydrogen Future Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Ten Billion (10,000,000,000) shares of Common Stock, par value $0.001 per share, before the change decreasing the number of authorized and outstanding shares of common stock ...(continuation attached)

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Forty Million (40,000,000) shares of Common Stock, par value $0.001 per share; Two Hundred Million (200,000,000) shares of Preferred Stock, par value $0.001 per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

For each 250 shares of common stock outstanding, 1 share of common stock will be outstanding pursuant to the reverse split.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No scrip or fractional shares will be issued by reason of the reverse stock split. In lieu thereof, stockholders of record who otherwise would be entitled to receive fractional shares because they..(continuation attached)

7. Effective date and time of filing: (optional) Date: 10/27/2014 Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/ Frank Neukomm — Chairman and CEO

Signature of Officer — Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

(continuation from form)

3. on a 1-for-250 reverse split; Two Hundred Million (200,000,000) shares of Preferred Stock, par value $0.001 per share.

6. hold a number of old shares not evenly divisible by the number of new shares for which each old share is to be exchanged, will be entitled to an additional share of common stock in lieu thereof.